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         SEC FILE NUMBER

  001      09431
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          CUSIP NUMBER
        005473          10 3
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  FORM 12b-25


                          NOTIFICATION OF LATE FILING


(Check One):    |_|Form 10-K    |_| Form 20-F    |_|Form 11-K    |X| Form 10-Q
                |_|Form N-SAR   |_|  Form N-CSR



      For Period Ended: September 30, 2005
                        --------------------------------------------------------

      |_|   Transition Report on Form 10-K
      |_|   Transition Report on Form 20-F
      |_|   Transition Report on Form 11-K
      |_|   Transition Report on Form 10-Q
      |_|   Transition Report on Form N-SAR

      For the Transition Period Ended:
                                      ------------------------------------------

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             Read attached instruction sheet before preparing form.
                             Please Print or Type.
      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
--------------------------------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

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Full Name of Registrant

Adal Group, Inc.
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Former Name if Applicable

n/a
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Address of Principal Executive Office (Street and Number)

67 Wall Street, 22nd Floor
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City, State and Zip Code
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New York, NY 10005-3111

                                     PART II
                             RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

            (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated  without  unreasonable  effort or expense;
  |X|       (b)   The subject  annual  report,  semi-annual  report,  transition report on Form  10-K,  Form  20-F,  11-K,  Form  N-SAR or Form
                  N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form
                  10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
            (c)   The  accountant's  statement or other exhibit required by Rule
                  12b-25(c) has been attached if applicable.

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

                                    PART III
                                    NARRATIVE

            State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

            The Quarterly Report of Adal Group, Inc. (the "Company") on Form 10-QSB could not be filed within the prescribed time period because the review of the Company's financial statements was not complete. As a result, the Company could not solicit and obtain the necessary review of the Form 10-QSB and signatures thereto in a timely fashion prior to the due date of the report.


                                     PART IV
                                OTHER INFORMATION


(1) Name and telephone number of person to contact in regard to this notification

      Mitchell S. Nussbaum, Esq.             212                  407-4159
------------------------------------ --------------------- ---------------------
      (Name)                              (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s). |X| Yes |_| No

--------------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |_|Yes |X| No

      If so, attach an explanation of the anticipated  change,  both narratively
      and  quantitatively,   and,  if  appropriate,  state  the  reasons  why  a
      reasonable estimate of the results cannot be made.

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                                       Adal Group, Inc.
--------------------------------------------------------------------------------
                         (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date :  November 14, 2005       By: /s/ Nicholas A. Shrager
                                   ---------------------------------------------
                                   Name:  Nicholas A. Shrager
                                   Title: President and Chief Executive Officer


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                   ATTENTION
--------------------------------------------------------------------------------
Intentional  misstatements  or omissions  of fact  constitute  Federal  Criminal
                        Violations (See 18 U.S.C. 1001).
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

                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

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